Exhibit 4.29

Execution Copy

[Note: Translation from the original written in Chinese]

Declaration and Undertaking

To :

eLongNet Information Technology (Beijing) Co., Ltd. (“WFOE”)

No. 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing

eLong, Inc.

4th Floor, Hutchence David Century Garden, George Town, Grand Cayman, Cayman Islands

This Declaration and Undertaking has been duly executed and represents the genuine intent of each of the two persons which are signatories hereto.

Guangfu Cui (“Party A”)

Residence: No.1, Xiang Hongqi Street, Haidian District, Beijing

ID No.:

Chunhua Huang (Spouse) (“Party B”)

Residence: No.1, Xiang Hongqi Street, Haidian District, Beijing

ID Number:

Whereas:

Party A is a shareholder of Beijing eLong Information Technology Co., Ltd., holding a 87.5% shareholding, and Party B is the lawful spouse of Party A.

Now, Party A and Party B both, in accordance with PRC law and regulations, confirm and covenant to eLong, Inc. and WFOE as follows:

1.    Party A and Party B both understand that the shareholding held by Party A is not the actual property of Party A, not part of Party A’s assets, and not joint marital property of Party A and Party B under PRC law. Neither Party A nor Party B has any right to assert any rights, benefits, preferences or claims related to the shareholding.

2.    Party A and B both covenant that all rights and benefits related to the shareholding (including but not limited to inheritance, transfer, voting, mortgage, disposal, benefits, etc.) are not part of the inheritable property of either party; Party A and Party B and any party inheriting under PRC law do not have any right of inheritance to the shareholding.

3.    Party A and Party B both represent and warrant, that no other family member or relative has any rights, benefits or preferences related to the shareholding, there is no factual basis for any such claims or assertions, and no family member or relative shall make any claims or assertions relating to the shareholding in the future.

This Declaration and Undertaking is the genuine expression of the intent of Party A and Party B, has been voluntarily issued in accordance with applicable law, and is binding and enforceable on Party A and Party B, who shall bear all legal liability to eLong, Inc. and WFOE for the effectiveness and enforceability of this Declaration and Undertaking.

This Declaration and Undertaking is irrevocable and permanent.

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[signature page of Declaration and Undertaking]

Party A: Guangfu Cui
/s/Guangfu Cui
Date: 12/26/2012

Party B: Chunhua Huang
/s/ Chunhua Huang
Date: 12/26/2012

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